Exhibit 99.1

For Immediate Press Release: June 26, 2008

Union Bank announces retirement of Cynthia Borck

Morrisville VT, June 26, 2008 --Union Bank has announced that its Executive Vice President Cynthia D. Borck will be retiring as of June 30, 2008. Ms. Borck has served as an employee of Union Bank since 1987. She has assumed many roles at the Bank, including Senior Residential Lender, Branch Administrator and Senior Operations Officer. During her tenure, she has been instrumental in both product and program development and in the planning and oversight of many aspects of the Bank's Information Technology developments. Ms. Borck was elected to the Board of Directors of Union Bankshares, Inc. (UNB) in 1995 and will continue to serve as a Director for UNB, as well as Union Bank.

"Cynthia will be missed in our day-to-day operations," stated Ken Gibbons, Union Bank President and CEO. "Her contributions to Union Bank have been many. Fortunately, her ongoing service as a member of our Board of Directors will allow the company to continue to benefit from her experience."

Union Bank, with headquarters in Morrisville, Vermont, offers deposit, loan, trust and commercial banking services throughout northern Vermont and New Hampshire. As of May 30, 2008, Union Bank had approximately $410 million in consolidated assets and operated 13 banking offices, 30 ATM facilities in Vermont and Littleton, New Hampshire as well as a loan origination office in St. Albans, Vermont, with new, full-service offices opening in St. Albans and Danville, Vermont in 2008. The Bank employs approximately 170. For more information, please call Jeff Coslett, Senior Vice President/Human Resources at (802) 888-6600.

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